Annex 2	List of Consideration Shares and Cash Consideration

Schedule 3.1	Organization of e2
Schedule 3.3	Books and Records
Schedule 3.5	Governmental Authorizations
Schedule 3.6	Real Property
Schedule 3.7	Tangible Personal Property Summary
Schedule 3.8	Contracts
Schedule 3.9	Intangibles
Schedule 3.11	Estimated Liabilities at 9/21/2001
Schedule 3.12	Tax Matters
Schedule 3.13	Insurance
Schedule 3.14	Staff Detail
Schedule 3.14(g)	Labor Relations
Schedule 3.15	Legal Actions and Orders
Schedule 3.16	Environmental
Schedule 3.17	Compliance with Legal Requirements
Schedule 3.20	Capitalization
Schedule 3.22	Relationships with Related Persons
Schedule 5.6	Insiders
Schedule 5.9	Liabilities

Exhibit 2.1(h)	Form of Escrow Agreement
Exhibit 5.5	Form of Promissory Note
Exhibit 5.7	Form of Accredited Investor Questionnaire
Exhibit 6.1(f)	Form of Opinion of Akin Gump
Exhibit 6.2(f)	Form of Opinion of Blank Rome Tenzer Greenblatt
Exhibit 7.1(c)	Form of Articles of Merger